Exhibit (a)(1)

WASHINGTON REAL ESTATE INVESTMENT TRUST

OFFER TO PURCHASE FOR CASH

ANY AND ALL OF OUR OUTSTANDING 3 7/8% CONVERTIBLE SENIOR NOTES DUE 2026

(CUSIP No. 939653 AJ0 and CUSIP No. 939653 AK7)

THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON OCTOBER 22, 2010, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED BY US.

We hereby offer to purchase for cash, upon the terms and subject to the conditions set forth in this offer to purchase (this “Offer to Purchase”) and the related letter of transmittal (the “Letter of Transmittal”), any and all of our outstanding 3 7 /8% convertible senior notes due 2026 (the “Convertible Notes”). Our offer to purchase the Convertible Notes, and the terms and conditions of this Offer to Purchase and the Letter of Transmittal, are referred to herein, collectively, as the “Offer.” The Offer will expire at 12:00 midnight, New York City time, on October 22, 2010, unless the Offer is extended or earlier terminated by us, which date and time, as may be extended by us, we refer to herein as the “Expiration Date.”

Upon the terms and subject to the conditions of the Offer, holders of Convertible Notes (the “Holders”) who validly tender and do not validly withdraw their Convertible Notes prior to 12:00 midnight, New York City time on the Expiration Date, will receive, for each $1,000 principal amount of such Convertible Notes, a fixed cash amount of $1,027.50 (the “Consideration”). In addition, Holders will receive in respect of their Convertible Notes that are accepted for purchase, accrued and unpaid interest on such Convertible Notes up to, but not including, the settlement date of the Offer (the “Accrued Interest”). All amounts payable pursuant to the Offer will be rounded to the nearest cent.

NEITHER THIS OFFER TO PURCHASE NOR THE OFFER HAS BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Upon the terms and subject to the conditions of the Offer, all Convertible Notes validly tendered in the Offer and not validly withdrawn prior to 12:00 midnight, New York City time, on the Expiration Date will be purchased in the Offer. As of September 22, 2010, there was $125.5 million aggregate principal amount of Convertible Notes outstanding.

The Offer is not conditioned on any minimum aggregate principal amount of Convertible Notes being tendered. The Offer is, however, subject to our issuance of debt having an aggregate principal amount of at least $250 million in one or more debt financings on terms reasonably satisfactory to us (the “Financing Condition”) and the other conditions discussed under “Terms of the Offer — Conditions of the Offer.”

The Convertible Notes are not listed on any securities exchange. Our shares of beneficial interest trade on the New York Stock Exchange under the symbol “WRE.”

The Dealer Managers for the Offer are:

Citi

Wells Fargo Securities

The date of this Offer to Purchase is September 23, 2010.

IMPORTANT INFORMATION

References in this Offer to Purchase to “WRIT,” “the Trust,” “we,” “us” and “our” refer to Washington Real Estate Investment Trust, unless the context indicates otherwise.

All of the Convertible Notes were issued in book-entry form and are currently represented by one or more global notes held for the account of The Depository Trust Company (“DTC”).

You may tender your Convertible Notes by transferring them through DTC’s Automated Tender Offer Program (“ATOP”) or following the other procedures described under “Terms of the Offer — Procedures for Tendering.”

We are not providing for procedures for tenders of Convertible Notes to be made by guaranteed delivery. Accordingly, you must allow sufficient time for the necessary tender procedures to be completed during the normal business hours of DTC on or prior to the Expiration Date. If you hold your Convertible Notes through a broker, dealer, commercial bank, trust company or other nominee, you should consider that such entity may require you to take action with respect to the Offer a number of days before the Expiration Date in order for such entity to tender Convertible Notes on your behalf on or prior to the Expiration Date. Tenders not completed prior to midnight, New York City time on the Expiration Date will be disregarded and of no effect.

Notwithstanding any other provision of the Offer, our obligation to accept for purchase, and to pay the purchase price for, any Convertible Notes validly tendered and not validly withdrawn pursuant to the Offer is subject to and conditioned upon the satisfaction of, or where applicable, waiver by us of, all conditions of the Offer described under “Terms of the Offer — Conditions of the Offer.”

You may direct questions and requests for assistance, including requests for additional copies of this Offer to Purchase or the Letter of Transmittal, to Global Bondholder Services Corporation, as information agent for the Offer (the “Information Agent”), and you may also direct questions regarding the Offer to Citigroup Global Markets Inc. or Wells Fargo Securities, LLC, as the dealer managers for the Offer (the “Dealer Managers”), at their respective addresses and telephone numbers listed on the back cover of this Offer to Purchase. Global Bondholder Services Corporation is also acting as the depositary for the Offer (the “Depositary”). See “Dealer Managers; Depositary; Information Agent.” Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee.

THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT HOLDERS ARE URGED TO READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

THE OFFER DOES NOT CONSTITUTE AN OFFER TO PURCHASE THE CONVERTIBLE NOTES IN ANY JURISDICTION IN WHICH, OR FROM ANY PERSON FROM WHOM, IT IS UNLAWFUL TO MAKE THE OFFER UNDER APPLICABLE SECURITIES OR BLUE SKY LAWS. SUBJECT TO APPLICABLE LAW (INCLUDING RULE 13E-4(D)(2) UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE “EXCHANGE ACT”), WHICH REQUIRES THAT MATERIAL CHANGES IN THE OFFER BE PROMPTLY DISSEMINATED TO SECURITY HOLDERS IN A MANNER REASONABLY DESIGNED TO INFORM THEM OF SUCH CHANGES), DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS OFFER TO PURCHASE IS CORRECT AS OF ANY TIME AFTER THE DATE OF THIS OFFER TO PURCHASE OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE HEREIN OR IN OUR AFFAIRS OR THE AFFAIRS OF ANY OF OUR SUBSIDIARIES OR AFFILIATES SINCE THE DATE HEREOF.

NONE OF US, OUR MANAGEMENT OR BOARD OF TRUSTEES, THE DEALER MANAGERS, THE DEPOSITARY OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO ANY

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HOLDER OF CONVERTIBLE NOTES AS TO WHETHER TO TENDER ANY CONVERTIBLE NOTES. NONE OF US, OUR MANAGEMENT OR BOARD OF TRUSTEES, THE DEALER MANAGERS, THE DEPOSITARY OR THE INFORMATION AGENT HAS AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION OR GIVES ANY SUCH INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US, THE DEALER MANAGERS, THE DEPOSITARY OR THE INFORMATION AGENT.

WE RESERVE THE RIGHT TO PURCHASE, FROM TIME TO TIME AFTER THE EXPIRATION DATE, CONVERTIBLE NOTES IN THE OPEN MARKET, IN PRIVATELY NEGOTIATED TRANSACTIONS, THROUGH TENDER OFFERS OR OTHERWISE. WE ALSO MAY REDEEM CONVERTIBLE NOTES PURSUANT TO THE TERMS OF THE INDENTURE GOVERNING THE CONVERTIBLE NOTES. ANY FUTURE PURCHASES MAY BE ON THE SAME TERMS OR ON TERMS THAT ARE MORE OR LESS FAVORABLE TO HOLDERS OF CONVERTIBLE NOTES THAN THE TERMS OF THE OFFER. ANY FUTURE PURCHASES BY US WILL DEPEND ON VARIOUS FACTORS EXISTING AT THAT TIME. THERE CAN BE NO ASSURANCE AS TO WHICH, IF ANY, OF THESE ALTERNATIVES (OR COMBINATIONS THEREOF) WE WILL CHOOSE TO PURSUE IN THE FUTURE.

IMPORTANT DATES

Holders of Convertible Notes should take note of the following dates in connection with the Offer:

Date	Calendar Date and Time	Event
Expiration Date	12:00 midnight, New York City time, on October 22, 2010, unless extended.	The last time and day for Holders to tender Convertible Notes to qualify for the payment of the Consideration.

Withdrawal Time	12:00 midnight, New York City time, on October 22, 2010, unless extended	The last time and day for Holders to validly withdraw tendered Convertible Notes.

Settlement Date	Promptly after the Expiration Date, expected to be October 25, 2010 (assuming the Expiration Date is not extended).	We will deposit with DTC, upon the Depositary’s instructions, the amount of cash necessary to pay to each Holder whose Convertible Notes are accepted for payment the Consideration plus Accrued Interest.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the periodic reporting requirements of the Exchange Act and, in accordance therewith, file reports and other information with the Securities and Exchange Commission (the “SEC”). Such reports and other information filed with the SEC by us may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, Room 1580, Washington, D.C. 20549. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the SEC at 100 F Street, Room 1580, Washington, D.C. 20549. Such material may also be accessed electronically at the SEC’s website at http://www.sec.gov. Statements made in this Offer to Purchase concerning the provisions of any contract, agreement, indenture or other document referred to herein are not necessarily complete. With respect to each such statement concerning a contract, agreement, indenture or other document filed with the SEC, reference is made to such filing for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference. For further information, please refer to our Tender Offer Statement on Schedule TO, filed with the SEC pursuant to Rule 13e-4 under the Exchange Act, on September 23, 2010, and any amendments thereto (the “Schedule TO”).

Copies of the materials referred to in the preceding paragraph, as well as copies of this Offer to Purchase, the Letter of Transmittal and any current amendment or supplement to the Offer, may also be obtained from the Information Agent at its address set forth on the back cover of this Offer to Purchase.

Information about us is also available on our website at http://www.writ.com. The information available on our website, apart from the documents posted on such website and specifically incorporated by reference herein, is not a part of this Offer to Purchase.

INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by us with the SEC are incorporated herein by reference and shall be deemed to be a part of this Offer to Purchase:

•

Our annual report on Form 10-K for the fiscal year ended December 31, 2009, as amended (including information specifically incorporated by reference into our Form 10-K from our Proxy Statement for our 2010 Annual Meeting of Shareholders);

•	Our quarterly reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010;

•

Current reports on Form 8-K filed on February 23, 2010, May 20, 2010 and September 23, 2010 (other than any information in such reports that is deemed to have been furnished to, rather than filed with, the SEC in accordance with SEC rules).

All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Offer to Purchase and before the Expiration Date shall be deemed to be incorporated by reference in and made a part of this Offer to Purchase from the date of filing such documents. In no event, however, will any of the information that we disclose under Item 2.02 or Item 7.01 of any Current Report on Form 8-K that we may from time to time file with the SEC be incorporated by reference into, or otherwise be included in, this Offer to Purchase.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein, or contained in this Offer to Purchase, shall be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained herein or in any subsequently filed document or report that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified shall not be deemed to constitute a part of this Offer to Purchase, except as so modified or superseded.

You may obtain any document incorporated herein by reference by contacting the SEC as described above under “Where You Can Find More Information” or by contacting us at 6110 Executive Boulevard, Suite 800, Rockville, Maryland, telephone: (301) 984-9400, Attention: Corporate Secretary. We will provide copies of the documents incorporated by reference, without charge, upon written or oral request.

The Information Agent also will provide without charge to each person to whom this Offer to Purchase is delivered, upon the request of such person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be directed to the Information Agent at its address set forth on the back cover of this Offer to Purchase.

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SUMMARY TERMS OF THE OFFER

This summary highlights material information in this Offer to Purchase but does not contain all the information that may be important to you in deciding whether to tender your Convertible Notes. You should read the Offer to Purchase and the Letter of Transmittal in their entirety before making your decision to tender your Convertible Notes. Cross references contained in this summary section will direct you to a more complete discussion of a particular topic located elsewhere in this Offer to Purchase.

Who is offering to purchase my Convertible Notes?

Washington Real Estate Investment Trust is offering to purchase the Convertible Notes.

Why is WRIT making the Offer?

The purpose of the Offer is to reduce the principal amount of Convertible Notes outstanding. On September 15, 2011, September 15, 2016 and September 15, 2021, or following the occurrence of certain change in control transactions or the termination of the trading of our shares, Holders may require us to repurchase the Convertible Notes for an amount equal to the principal amount of the Convertible Notes plus any accrued and unpaid interest thereon. To the extent that any Convertible Notes are tendered and accepted in the Offer, we will reduce the aggregate principal amount of Convertible Notes we could be required to repurchase at the times specified above. See “Terms of the Offer — Purpose of the Offer; Source of Funds.”

What is the purchase price?

Upon the terms and subject to the conditions of the Offer, Holders who validly tender and do not validly withdraw their Convertible Notes prior to 12:00 midnight, New York City time on the Expiration Date, will receive a fixed cash amount equal to $1,027.50 per $1,000 principal amount of Convertible Notes (the “Consideration”). In addition, Holders will receive accrued and unpaid interest in respect of their Convertible Notes that are accepted for purchase, up to, but not including, the settlement date of the Offer.

How and when will I be paid?

If your Convertible Notes are accepted for purchase in the Offer, you will be paid promptly after the Expiration Date and the acceptance of such Convertible Notes for purchase. The Offer settlement date will be promptly following the Expiration Date and is expected to be October 25, 2010. Payment will be made in U.S. dollars to an account designated by the Depositary, which will act as your custodian or nominee for the purpose of receiving payment from us and transmitting payment to you. All amounts payable pursuant to the Offer will be rounded to the nearest cent. See “Terms of the Offer — Acceptance of Convertible Notes for Purchase; Payment for Convertible Notes.”

How many Convertible Notes will WRIT purchase in all?

Upon the terms and subject to the conditions of the Offer, we will purchase any and all of our outstanding Convertible Notes validly tendered and not validly withdrawn prior to 12:00 midnight, New York City time on the Expiration Date. See “Terms of the Offer — Acceptance of Convertible Notes for Purchase; Payment for Convertible Notes.”

Is the Offer subject to any minimum tender or other conditions?

Our obligation to purchase Convertible Notes validly tendered and not validly withdrawn in the Offer is not subject to any minimum tender condition but it is subject to the satisfaction or waiver of the Financing Condition and the other conditions described under “Terms of the Offer — Conditions of the Offer.”

May I tender only a portion of the Convertible Notes that I own?

Yes. You do not have to tender all of the Convertible Notes that you own to participate in the Offer, except that Convertible Notes must be tendered in denominations of $1,000 or integral multiples thereof.

How will WRIT pay for the Convertible Notes?

We would need approximately $129.5 million to purchase all of the Convertible Notes outstanding as of September 22, 2010, assuming a purchase price per $1,000 principal amount of Convertible Notes of $1,027.50, and assuming that the purchase of Convertible Notes pursuant to the Offer is settled on October 25, 2010. We intend to use a combination of our proceeds from the Debt Financing (as defined herein), cash available from our existing lines of credit and cash on hand, to pay for all Convertible Notes that we purchase in the Offer and the concurrent offer to purchase any and all of our outstanding 5.95% Senior Notes due 2011. As of September 22, 2010, $125.5 million principal amount of our Convertible Notes and $150.0 million principal amount of our 5.95% Senior Notes due 2011 were outstanding. See “Terms of the Offer — Purpose of the Offer; Source of Funds.”

When will the Offer expire?

The Offer will expire at 12:00 midnight, New York City time, on October 22, 2010, unless the Offer is extended or earlier terminated by us. For more detailed information, see “Terms of the Offer — Expiration Date; Extensions; Amendments.”

How long do I have to tender my Convertible Notes in the Offer?

You will have until 12:00 midnight, New York City time, on October 22, 2010 to decide whether to tender your Convertible Notes in the Offer, provided that we do not choose to extend the Offer. We cannot assure you that we will extend the Offer or, if we extend the Offer, for how long it will be extended. See “Terms of the Offer — Expiration Date; Extensions; Amendments.”

Under what circumstances can the Offer be extended, amended or terminated?

Subject to applicable law, we may extend the Offer, at any time or from time to time, for any reason in our sole discretion. Subject to applicable law, we also expressly reserve the right, at any time or from time to time, to amend the terms of the Offer in any respect prior to the Expiration Date. If the Offer is terminated, no Convertible Notes will be accepted for purchase and any Convertible Notes that have been tendered will be returned to the Holder promptly after the termination. For more information regarding our right to extend, amend or terminate the Offer, see “Terms of the Offer – Expiration Date; Extensions; Amendments.”

How will I be notified if the Offer is extended, amended or terminated?

Amendments to or terminations of the Offer may be made at any time and from time to time by notice to the Depositary followed by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled Expiration Date. See “Terms of the Offer — Expiration Date; Extensions; Amendments.”

How do I participate in the Offer?

You may tender your Convertible Notes by transferring the Convertible Notes through ATOP or following the other procedures described under “Terms of the Offer — Procedures for Tendering.”

What must I do to participate if my Convertible Notes are held of record by a broker, dealer, commercial bank, trust company or other nominee?

If you wish to tender your Convertible Notes and they are held of record by a broker, dealer, commercial bank, trust company or other nominee, you should contact such entity promptly and instruct it to tender your Convertible Notes on your behalf.

You are urged to instruct your broker, dealer, commercial bank, trust company or other nominee promptly to make arrangements for processing your instruction.

Should you have any questions as to the procedures for tendering your Convertible Notes, please call your broker, dealer, commercial bank, trust company or other nominee, or call the Information Agent at one of its telephone numbers listed on the back cover of this Offer to Purchase.

WE ARE NOT PROVIDING FOR PROCEDURES FOR TENDERS OF CONVERTIBLE NOTES TO BE MADE BY GUARANTEED DELIVERY. ACCORDINGLY, YOU MUST ALLOW SUFFICIENT TIME FOR THE NECESSARY TENDER PROCEDURES TO BE COMPLETED DURING THE NORMAL BUSINESS HOURS OF DTC ON OR PRIOR TO THE EXPIRATION DATE. IF YOU HOLD YOUR CONVERTIBLE NOTES THROUGH A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE, YOU SHOULD KEEP IN MIND THAT SUCH ENTITY MAY REQUIRE YOU TO TAKE ACTION WITH RESPECT TO THE OFFER A NUMBER OF DAYS BEFORE THE EXPIRATION DATE IN ORDER FOR SUCH ENTITY TO TENDER CONVERTIBLE NOTES ON YOUR BEHALF ON OR PRIOR TO THE EXPIRATION DATE. TENDERS NOT COMPLETED PRIOR TO MIDNIGHT, NEW YORK CITY TIME, ON THE EXPIRATION DATE WILL BE DISREGARDED AND OF NO EFFECT.

See “Terms of the Offer — Procedures for Tendering.”

Once I have tendered Convertible Notes, can I change my mind?

Tenders of Convertible Notes may be validly withdrawn at any time up to 12:00 midnight, New York City time, at the Expiration Date. Except as provided herein or required by law, tenders of Convertible Notes may not be validly withdrawn after such time. For more detailed information, see “Terms of the Offers — Withdrawal of Tenders.”

If the Offer is completed and I do not participate in the Offer, how will my rights and obligations under my untendered Convertible Notes be affected?

The rights and obligations under the Convertible Notes that remain outstanding after settlement of the Offer will not change as a result of the Offer. However, if a sufficiently large principal amount of Convertible Notes does not remain outstanding after settlement of the Offer, any trading market for the remaining outstanding principal amount of Convertible Notes may be less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of any trading in the Convertible Notes. See “Terms of the Offer — Significant Consequences to Non-Tendering Holders.”

What are the tax consequences of tendering my Convertible Notes?

Generally, Holders of Convertible Notes may be subject to United States federal income taxation upon the receipt of cash from us as payment for the Convertible Notes tendered in the Offer. See “Material United States Federal Income Tax Considerations.”

Is anyone making a recommendation regarding whether I should participate in the Offer?

None of us, our management or Board of Trustees, the Dealer Managers, the Depositary or the Information Agent makes any recommendation to any Holder of Convertible Notes as to whether to tender any Convertible Notes. None of us, our management or Board of Trustees, the Dealer Managers, the Depositary or the Information Agent has authorized any person to give any information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or representation or gives any such information, you should not rely upon that recommendation, representation or information as having been authorized by us, our management or Board of Trustees, the Dealer Managers, the Depositary or the Information Agent.

Before making your decision, we urge you to read this Offer to Purchase including the documents incorporated by reference herein, and the Letter of Transmittal in their entirety. We also urge you to consult your financial and tax advisors in making your own decisions on what action, if any, to take in light of your own particular circumstances.

Who can I talk to if I have questions about the Offer?

Global Bondholder Services Corporation is acting as the Information Agent for the Offer, and Citigroup Global Markets Inc. and Wells Fargo Securities, LLC are acting as the Dealer Managers for the Offer. You may call the Information Agent or the Dealer Managers if you have any questions about the Offer. See the back cover of this Offer to Purchase for further information.

FORWARD-LOOKING STATEMENTS

This Offer to Purchase, including documents incorporated by reference, contains forward-looking statements. Also, documents we subsequently file with the SEC and incorporate by reference will contain forward-looking statements. Forward-looking statements involve numerous risks and uncertainties, and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise, and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

The following important factors, in addition to those discussed elsewhere in this Offer to Purchase and the documents incorporated by reference, could affect our future results and could cause those results to differ materially from those expressed in the forward-looking statements: (a) the effect of the recent credit and financial market conditions; (b) the availability and cost of capital; (c) fluctuations in interest rates; (d) the economic health of our tenants; (e) the timing and pricing of lease transactions; (f) the economic health of the greater Washington metro region, or other markets we may enter; (g) the effects of changes in Federal government spending; (h) the supply of competing properties; (i) consumer confidence; (j) unemployment rates; (k) consumer tastes and preferences; (l) our future capital requirements; (m) inflation; (n) compliance with applicable laws, including those concerning the environment and access by persons with disabilities; (o) governmental or regulatory actions and initiatives; (p) changes in general economic and business conditions; (q) terrorist attacks or actions; (r) acts of war; (s) weather conditions; (t) the effects of changes in capital available to the technology and biotechnology sectors of the economy, and (u) other factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC on February 26, 2010, as updated by subsequent filings.

All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. We disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

WRIT

Washington Real Estate Investment Trust is a self-administered, self-managed equity real estate investment trust. Our business consists of the ownership and operation of income-producing real property in the greater Washington metro region. We own a diversified portfolio of office buildings, medical office buildings, industrial/flex properties, multifamily buildings and retail centers. As of September 22, 2010, we owned 88 properties, totaling approximately 11 million square feet of commercial space and 2,540 multifamily units, and land held for development. These 88 properties consisted of 26 office properties, 19 industrial/flex properties, 18 medical office properties, 14 retail centers and 11 multifamily properties.

Our principal offices are located at 6110 Executive Boulevard, Suite 800, Rockville, Maryland 20852. Our telephone number there is (301) 984-9400.

TERMS OF THE OFFER

To the Holders of our Convertible Notes

We are offering to purchase for cash, on the terms and subject to the conditions set forth in this Offer to Purchase, the outstanding Convertible Notes set forth on the front cover of this Offer to Purchase. The Offer consists of an offer to purchase any and all of the Convertible Notes. Additionally, valid tenders of Convertible Notes pursuant to the Offer will be accepted only in principal amounts of $1,000 or integral multiples thereof.

Consideration

The consideration offered for each $1,000 principal amount of Convertible Notes that are validly tendered and not validly withdrawn at or prior to 12:00 midnight, New York City time, on the Expiration Date and accepted for purchase will be a fixed cash amount of $1,027.50 (the “Consideration”).

In addition, Holders who validly tender and do not validly withdraw their Convertible Notes in the Offer and whose Convertible Notes are accepted for purchase will also be paid accrued interest on the tendered Convertible Notes from the last interest payment date applicable to the Convertible Notes up to, but not including, the settlement date (“Accrued Interest”). Under no circumstances will any interest be payable because of any delay in the transmission of funds to Holders by the Depositary.

The Offer is not conditioned upon any minimum level of participation.

Purpose of the Offer; Source of Funds

The purpose of the Offer is to reduce the principal amount of Convertible Notes outstanding. On September 15, 2011, September 15, 2016 and September 15, 2021, or following the occurrence of certain change in control transactions or the termination of the trading of our shares, Holders may require us to repurchase the Convertible Notes for an amount equal to the principal amount of the Convertible Notes plus any accrued and unpaid interest thereon. To the extent that any Convertible Notes are tendered and accepted in the Offer, we will reduce the aggregate principal amount of Convertible Notes that we could be required to repurchase at the times specified above. In addition, to the extent that any Convertible Notes are tendered and accepted in the Offer, we will reduce the risk that the cost to us of settling our conversion obligations under the Convertible Notes, which is a function of the trading price of our shares, will increase in the event that the trading price of our shares increases.

We are concurrently commencing an offer to purchase any and all of our outstanding 5.95% Senior Notes due 2011. As of September 22, 2010, $125.5 million principal amount of our Convertible Notes and $150.0 million principal amount of our 5.95% Senior Notes due 2011 were outstanding. We intend to fund the purchase of the foregoing offer and this Offer to Purchase with cash proceeds from our issuance of debt having an aggregate principal amount of at least $250 million in one or more debt financings on terms reasonably satisfactory to us (the “Debt Financing”), cash available from our existing lines of credit and cash on hand. There is no assurance that the Debt Financing will be completed.

We intend to use these sources to (i) pay the Consideration and Accrued Interest in respect of the Convertible Notes tendered pursuant to the Offer, (ii) pay fees and expenses incurred in connection with the Offer, (iii) pay the consideration in respect of our offer to purchase any and all of our outstanding 5.95% Senior Notes due 2011 and (iv) pay the fees and expenses incurred in connection with the offer for our 5.95% Senior Notes. Statements in this Offer to Purchase regarding the Debt Financing shall not constitute an offer to sell, or a solicitation of an offer to buy, any securities to be issued in the Debt Financing.

Notwithstanding any other provision of the Offer, our obligation to accept for purchase, and to pay for, any Convertible Notes validly tendered and not validly withdrawn pursuant to the Offer is conditioned upon the following having occurred or having been waived by us: (a) the consummation of the Debt Financing and (b) satisfaction of the other conditions to closing described herein. Please read “— Conditions of the Offer.”

Except as disclosed in this Offer to Purchase (including documents incorporated by reference), we currently have no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets which is material to us and our subsidiaries, taken as a whole;

•	any material change in our present dividend rate or policy, our capitalization, indebtedness, trust structure or business;

•

any change in our present Board of Trustees or management or any plans or proposals to change the number or term of trustees (although we may fill vacancies arising on the Board of Trustees) or to change any material term of the employment contract of any executive officer;

•	our ceasing to be authorized to be quoted on the NYSE;

•	our shares of beneficial interest becoming eligible for termination of registration under Section 12(g) of the Exchange Act;

•	the suspension of our obligation to file reports under the Exchange Act;

•	the acquisition or disposition by any person of our securities; or

•	any changes in our declaration of trust, bylaws or other governing instruments, or other actions that could impede the acquisition of control of us.

Conditions of the Offer

We will not be required to accept any Convertible Notes for purchase, and may terminate, extend or amend the Offer, and may postpone, subject to Rule 14e–1 under the Exchange Act, the acceptance of Convertible Notes so tendered if, at or prior to 12:00 midnight, New York City time, on the Expiration Date, the Financing Condition or the General Conditions have not waived or satisfied.

Financing Condition

The Offer is expressly conditioned on our issuance of debt having an aggregate principal amount of at least $250 million in one or more debt financings on terms reasonably satisfactory to us (the “Financing Condition”).

General Conditions

For purposes of the foregoing provisions, all of the “General Conditions” shall be deemed to have been satisfied on the Expiration Date, unless any of the following conditions shall have occurred and be continuing on or after the date of this Offer to Purchase and before the Expiration Date:

(a)	there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities in the United States securities or financial markets, (ii) a material impairment in the trading market for debt securities, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iv) any limitation (whether or not mandatory) by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States, (v) any attack on, outbreak or escalation of hostilities or acts of terrorism involving the United States or declaration of emergency or war by the United States that would reasonably be expected to have a materially disproportionate and adverse effect on our (or our subsidiaries’) business, operations, condition or prospects relative to other companies in our industry or (vi) any significant adverse change in the United States securities or financial markets generally or in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof;

(b)	there shall exist any order, statute, rule, regulation, executive order, stay, decree, judgment or injunction that shall have been enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would or would be reasonably likely to prohibit, prevent or materially restrict or delay consummation of the Offer or that is, or is reasonably likely to be, materially adverse to our (or our subsidiaries’) business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects;

(c)	there shall have been instituted or be pending any action or proceeding before or by any court or governmental, regulatory or administrative agency or instrumentality, or by any other person, that challenges the making of the Offer or is reasonably likely to directly or indirectly prohibit, prevent, restrict or delay the consummation of the Offer or otherwise adversely affects the Offer in any material manner;

(d)	there shall exist any other actual or threatened legal impediment to the Offer or any other circumstances that would materially adversely affect the transactions contemplated by the Offer or the contemplated benefits of the Offer to us or our subsidiaries;

(e)	there shall have been an event or events or the occurrence of an event or events shall be likely to occur that would or might reasonably be expected to prohibit, restrict or delay the consummation of the Offer or materially impair the contemplated benefits of the Offer; or

(f)	the trustee for the Convertible Notes shall have objected in any respect to, or takes any action that would be reasonably likely to materially and adversely affect, the consummation of the Offer or takes any action that challenges the validity or effectiveness of the procedures used by us in the making of the Offer or in the acceptance of Convertible Notes.

The conditions described in the paragraphs above, including the Financing Condition, are solely for our benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, including any action or inaction by us. If the Financing Condition shall not have been satisfied or any of the foregoing conditions to the Offer shall exist, subject to the termination rights described above, we may (1) return tendered Convertible Notes to the Holders who tendered them or (2) extend the Offer and retain all tendered Convertible Notes until the expiration of the extended Offer subject to Holders’ withdrawal rights, if any, (see “Withdrawal of Tenders” below). We also reserve the right at any time to waive satisfaction of any or all of the conditions to the Offer. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any other right and each right will be deemed an ongoing right which may be asserted by us at any time and from time to time.

Position of WRIT Concerning the Offer

None of WRIT, the Dealer Managers, the Depositary and Information Agent or the trustee for the Convertible Notes makes any recommendation to any Holder whether to tender or refrain from tendering any or all of such Holder’s Convertible Notes, and neither WRIT nor any such other person has authorized any person to make any such recommendation. Holders are urged to evaluate carefully all information in this Offer to Purchase and the related Letter of Transmittal, consult their own investment and tax advisors and make their own decisions whether to tender Convertible Notes and, if so, the principal amount of Convertible Notes to tender.

Significant Consequences to Non–Tendering Holders

The following considerations, in addition to the other information described elsewhere herein or incorporated by reference herein, should be carefully considered by each Holder of Convertible Notes before deciding whether to tender Convertible Notes pursuant to the Offer.

Limited Trading Market

The Convertible Notes are not listed on any national or regional securities exchange. To our knowledge, the Convertible Notes are traded infrequently in transactions arranged through brokers. To the extent that Convertible Notes are tendered and accepted for purchase pursuant to the Offer, the trading market for Convertible Notes that remain outstanding is likely to be even more limited.

A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price than would a comparable debt security with a larger float. Therefore, the market price for Convertible Notes that are not tendered and accepted for purchase pursuant to the Offer may be affected adversely to the extent that the principal amount of Convertible Notes purchased pursuant to the Offer reduces the float. A reduced float may also increase the volatility of the trading prices of Convertible Notes that are not purchased in the Offer.

Subsequent Repurchases of Convertible Notes

From time to time in the future, we may acquire Convertible Notes that are not tendered and accepted for purchase in the Offer through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as we may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration. Alternatively, we may, subject to certain conditions, redeem any or all of the Convertible Notes not purchased pursuant to the Offer at any time that we are permitted to do so under the indenture governing the Convertible Notes. We may not redeem the Convertible Notes prior to September 20, 2011. We may redeem for cash all or a portion of the Convertible Notes at any time on or after September 20, 2011, at a price equal to 100% of the principal amount being redeemed, plus accrued and unpaid interest, if any. Pursuant to Rule 13e–4(f)(6) under the Exchange Act neither we nor our affiliates may purchase any Convertible Notes until 10 business days after the expiration or termination of the Offer. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) we will choose to pursue in the future.

On September 15, 2011, September 15, 2016 and September 15, 2021, or following the occurrence of certain change in control transactions or the termination of the trading of our shares, Holders may require us to repurchase the Convertible Notes for an amount equal to the principal amount of the Convertible Notes plus any accrued and unpaid interest thereon.

Expiration Date; Extensions; Amendments

The Offer expires at 12:00 midnight, New York City time, on October 22, 2010, unless extended, in which case the Expiration Date will be such time and date to which the Expiration Date is extended. We may extend the Expiration Date for any purpose, including, without limitation, to permit the satisfaction or waiver of all conditions to the Offer. In order to extend the Expiration Date, we will notify DTC, and will make a public announcement prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement will state that we are extending the Offer for a specified period or on a daily basis. Without limiting the manner in which we may choose to make a public announcement of any extension, amendment or termination of the Offer, we will not have any obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely press release.

We expressly reserve the right, subject to applicable law, to:

•	delay accepting Convertible Notes pursuant to the Offer;

•	extend the Offer;

•	terminate the Offer; and

•	amend, modify or waive at any time, or from time to time, the terms of the Offer in any respect with respect to the Convertible Notes, including waiver of any conditions to consummation of the Offer.

If we exercise any such right, we will give written notice thereof to DTC and will make a public announcement thereof as promptly as practicable.

The minimum period during which the Offer will remain open following material changes in the terms of the Offer or in the information concerning the Offer will depend upon the facts and circumstances of such change, including the relative materiality of the changes. If we change the Consideration or principal amount of Convertible Notes sought, the Offer must remain open for at least 10 business days (including the date we disseminate such change). If we amend any terms of an Offer in a manner we determine will constitute a material change adversely affecting any Holder, we will promptly disclose any such amendment, and we will extend such Offer for a time period that we deem appropriate, depending upon the significance of the amendment and the manner of disclosure to Holders, if the Offer would otherwise expire during such time period.

Procedures for Tendering

How to Tender Convertible Notes

All of the Convertible Notes are held in book-entry form. Any beneficial owner whose Convertible Notes are held in book-entry form through a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Convertible Notes should contact such broker, dealer, commercial bank, trust company or other nominee promptly and instruct such nominee to submit instructions on such beneficial owner’s behalf. In some cases, the broker, dealer, commercial bank, trust company or other nominee may request submission of such instructions on a Beneficial Owner’s Instruction Form. Please check with your nominee to determine the procedures for such firm.

Delivery of Convertible Notes will be deemed made only after receipt by the Depositary of (1) timely confirmation of a book-entry transfer of such Convertible Notes into the Depositary’s account at DTC pursuant to the procedures set forth in this section, (2) a properly completed and duly executed Letter of Transmittal or a properly transmitted Agent’s Message (as defined below) through ATOP, and (3) any other documents required by the Letter of Transmittal at or prior to the Expiration Date. No documents should be sent to us, the Dealer Managers or the trustee for the Convertible Notes. Delivery of a Letter of Transmittal or an Agent’s Message transmitted through ATOP is at the election and risk of the person delivering or transmitting the same, and delivery will be deemed made only when actually received by the Depositary.

By tendering Convertible Notes pursuant to the Offer, you will be deemed to have agreed that the delivery and surrender of the Convertible Notes is not effective, and the risk of loss of the Convertible Notes does not pass to the Depositary, until receipt by the Depositary of the items listed above together with all accompanying evidences of authority and any other required documents in form satisfactory to us. All questions as to the form of all documents and the validity (including time of receipt) and acceptance of tenders and withdrawals of Convertible Notes will be determined by us, which determination shall be final and binding.

By tendering Convertible Notes pursuant to the Offer, you will be deemed to have represented and warranted that you have full power and authority to tender, sell, assign and transfer the Convertible Notes tendered thereby and that when such Convertible Notes are accepted for purchase and payment by us, we will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or rights. You will also be deemed to have agreed, upon request, to execute and deliver any additional documents deemed by the Depositary or by us to be necessary or desirable to complete the sale, assignment and transfer of the Convertible Notes tendered thereby.

We have not provided guaranteed delivery provisions in connection with the Offer. You must tender your Convertible Notes in accordance with the procedures set forth herein.

Book–Entry Transfer

The Depositary will establish an account at DTC with respect to the Convertible Notes that are held through DTC for purposes of the Offer, and any financial institution that is a participant in DTC may make book-entry delivery of eligible Convertible Notes by causing DTC to transfer such Convertible Notes into the Depositary’s account in accordance with DTC’s procedures for such transfer.

The Depositary and DTC have confirmed that the book-entry issues to be tendered in the Offer are eligible for ATOP. To effectively tender Convertible Notes eligible for ATOP that are held through DTC, DTC participants may, in lieu of physically completing and signing the Letter of Transmittal and delivering it to the Depositary, electronically transmit their acceptance through ATOP, and DTC will then verify the acceptance, execute a book-entry delivery to the Depositary’s account at DTC and send an Agent’s Message to the Depositary for its acceptance. The confirmation of a book-entry transfer into the Depositary’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.” Delivery of documents to DTC does not constitute delivery to the Depositary. The term “Agent’s Message” as used herein means a message transmitted by DTC to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC described in such Agent’s Message, stating (a) such participant has received and agrees to be bound by the terms and conditions of the Offer as set forth in this Offer to Purchase and the Letter of Transmittal and that we may enforce such agreement against such participant, (b) such participant has full power and authority to tender, exchange, assign and transfer the Convertible Notes, (c) such participant is not our “Affiliate” and (d) when we accept the tendered Convertible Notes for payment, we will acquire good and marketable title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims or rights.

If you desire to tender your Convertible Notes on the Expiration Date through ATOP, you should note that you must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on such respective date.

Signature Guarantees

All signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (each, a “Medallion Signature Guarantor”) unless the Convertible Notes tendered or withdrawn, as the case may be, pursuant thereto are tendered (1) by a registered Holder of Convertible Notes (which term, for purposes of the Letter of Transmittal, shall include any participant in DTC whose name appears on a security position listing as the owner of Convertible Notes) who has not completed the box entitled Special Payment Instructions or Special Delivery

Instructions on the Letter of Transmittal or (2) for the account of a member firm of a registered national securities exchange, a member of the Financial Industry Regulatory Authority, Inc. or a commercial bank, trust company or other nominee having an office or correspondent in the United States (an “Eligible Institution”). If Convertible Notes are registered in the name of a person other than the signer of a Letter of Transmittal or a notice of withdrawal, as the case may be, or if payment is to be made or certificates for unpurchased Convertible Notes are to be issued or returned to a person other than the Holder, then the Convertible Notes must be endorsed by the Holder, or be accompanied by a written instrument or instruments of transfer in form satisfactory to us, duly executed by the Holder, with such signatures guaranteed by a Medallion Signature Guarantor as described above.

Other Matters

Notwithstanding any other provision of the Offer, payment of the Consideration, in exchange for Convertible Notes tendered and accepted for purchase pursuant to the Offer, will occur only after timely receipt by the Depositary of (1) timely Book-Entry Confirmation in respect of such Convertible Notes in accordance with the procedures set forth in this section, (2) a properly completed and duly executed Letter of Transmittal or a properly transmitted Agent’s Message through ATOP and (3) any other documents required by the Letter of Transmittal at or prior to the Expiration Date. Tenders of Convertible Notes pursuant to the procedures described above, and acceptance thereof by us, will constitute a binding agreement between the tendering Holder and us upon the terms and subject to the conditions of the Offer. All questions as to the form of all documents and the validity (including time of receipt) and acceptance of all tenders of Convertible Notes will be determined by us, the determination of which shall be final and binding. Alternative, conditional or contingent tenders will not be considered valid. We reserve the absolute right to reject any or all tenders of Convertible Notes that are not in proper form or the acceptance of which would, in our opinion, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Convertible Notes. Our interpretations of the terms and conditions of the Offer will be final and binding. Tenders of Convertible Notes shall not be deemed to have been made until any defects or irregularities have been waived by us or cured. None of us, the trustee for the Convertible Notes, the Depositary and Information Agent, the Dealer Managers or any other person will be under any duty to give notice of any defects or irregularities in tenders of Convertible Notes, or will incur any liability to you for failure to give any such notice.

Acceptance of Convertible Notes for Purchase; Payment for Convertible Notes

On the terms and subject to the conditions of the Offer, we will accept for purchase, and pay for, validly tendered Convertible Notes that were not validly withdrawn pursuant to the Offer upon the satisfaction or waiver of the conditions to the Offer specified under “Conditions of the Offer.” We will promptly pay the Depositary for Convertible Notes accepted. If your Convertible Notes are accepted for purchase in the Offer, you will be paid promptly after the Expiration Date and the acceptance of such Convertible Notes for purchase. Payment will be made in U.S. dollars to an account designated by the Depositary, which will act as your custodian or nominee for the purpose of receiving payment from us and transmitting payment to you. All amounts payable pursuant to the Offer will be rounded to the nearest cent.

Valid tenders of Convertible Notes pursuant to the Offer will be accepted only in principal amounts of $1,000 or integral multiples thereof.

For purposes of the Offer, we will be deemed to have accepted Convertible Notes for purchase if, as and when we give oral (promptly confirmed in writing) or written notice thereof to the Depositary.

If any tendered Convertible Notes are not accepted for purchase for any reason pursuant to the terms and conditions of the Offer, such Convertible Notes will be credited to an account maintained at DTC, designated by the participant therein who so delivered such Convertible Notes, promptly following the applicable Expiration Date or termination of the Offer.

We will pay for Convertible Notes accepted for purchase in the Offer by depositing such payment in cash with DTC or the Depositary, which will act as agent for you for the purpose of receiving the Consideration and Accrued Interest and transmitting the Consideration and Accrued Interest to you. Tendering Holders of Convertible Notes should indicate in the applicable box in the Letter of Transmittal or to the book-entry transfer facility in the case of Holders who electronically transmit their acceptance through ATOP the name and address to which payment of the cash consideration and/or certificates evidencing Convertible Notes not accepted for purchase, each as appropriate, are to be issued or sent, if different from the name and address of the person signing the Letter of Transmittal or transmitting such acceptance through ATOP, as the case may be.

We expressly reserve the right, subject to applicable law, to delay the acceptance for purchase of Convertible Notes tendered under the Offer or the payment for any Convertible Notes accepted for purchase (subject to Rule 14e–1 under the Exchange Act, which requires that we pay the consideration offered or return the Convertible Notes deposited by or on behalf of the Holder thereof promptly after the termination or withdrawal of the Offer).

If, for any reason, acceptance for purchase of, or payment for, validly tendered Convertible Notes pursuant to the Offer is delayed, or we are unable to accept for purchase or to pay for validly tendered Convertible Notes pursuant to the Offer, then the Depositary may, nevertheless, on behalf of us, retain (subject to Rule 14e–1 described above) tendered Convertible Notes, without prejudice to our rights described under “ — Procedures for Tendering,” “ — Expiration Date; Extensions; Amendments” and “ — Conditions of the Offer” above and “ — Withdrawal of Tenders” below.

We reserve the right to transfer or assign, in whole or from time to time in part, to one or more of our affiliates or any third party the right to purchase all or any of the Convertible Notes tendered pursuant to the Offer, or our obligation to pay all or any portion of the Consideration and Accrued Interest, as the case may be, due with respect to the Convertible Notes, or all of the foregoing, but any such transfer or assignment will not relieve us of our obligations under the Offer and will in no way prejudice your rights to receive payment for Convertible Notes validly tendered and not validly withdrawn and accepted for purchase pursuant to the Offer or to receive the Consideration for Convertible Notes validly tendered and not validly withdrawn and accepted for purchase pursuant to the Offer.

You will not be obliged to pay brokerage commissions or fees to the Dealer Managers, the Depositary and Information Agent, the trustee for the Convertible Notes or us with respect to the Offer. Beneficial owners, whose Convertible Notes are registered in the name of a nominee, must contact such nominee to ascertain if such beneficial owner will be charged a fee by the nominee for tendering its Convertible Notes.

We will pay all transfer taxes applicable to the purchase and transfer of Convertible Notes pursuant to the Offer, except if the payment of the Consideration is being made to, or if certificates representing Convertible Notes for principal amounts not tendered or not accepted for purchase are registered or issued in the name of, any person other than the registered Holder of Convertible Notes tendered thereby or if tendered certificates are registered in the name of any person other than the person(s) signing the Letter of Transmittal or electronically transmitting acceptance through ATOP; then, in such event, the amount of any transfer taxes (whether imposed on the registered Holder(s) or such other person(s)) payable on account of the transfer to such person will be deducted from the Consideration unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted.

Withdrawal of Tenders

Tenders of Convertible Notes may be validly withdrawn up until 12:00 midnight, New York City time, on the Expiration Date, but, except as provided herein or required by law, after such time may not be validly withdrawn.

For a withdrawal of a tender of Convertible Notes to be effective, a written or facsimile transmission notice of withdrawal must be received by the Depositary at or prior to 12:00 midnight, New York City time, on the

Expiration Date, by mail, fax or hand delivery or by a properly transmitted “Request Message” through ATOP. Any such notice of withdrawal must (a) specify the name of the person who tendered the Convertible Notes to be withdrawn, the name in which those Convertible Notes are registered (or, if tendered by a book-entry transfer, the name of the participant in DTC whose name appears on the security position listing as the owner of such Convertible Notes), if different from that of the person who deposited the Convertible Notes, (b) contain the description of the Convertible Notes to be withdrawn, the certificate number or numbers of such Convertible Notes, unless such Convertible Notes were tendered by book-entry delivery, and the aggregate principal amount represented by such Convertible Notes, (c) unless transmitted through ATOP, be signed by the Holder thereof in the same manner as the original signature on the Letter of Transmittal, including any required signature guarantee(s), or be accompanied by documents of transfer sufficient to have the applicable security registrar register the transfer of the Convertible Notes into the name of the person withdrawing such Convertible Notes and (d) if the Letter of Transmittal was executed by a person other than the registered Holder, be accompanied by a properly completed irrevocable proxy that authorized such person to effect such withdrawal on behalf of such Holder.

Withdrawal of Convertible Notes can only be accomplished in accordance with the foregoing procedures.

Convertible Notes validly withdrawn may thereafter be re–tendered at any time at or prior to the Expiration Date by following the procedures described under “ — Procedures for Tendering.” All questions as to the form and validity (including time of receipt) of any notice of withdrawal of a tender will be determined by us, which determination shall be final and binding. None of WRIT, the Depositary and Information Agent, the Dealer Managers, the trustee for the Convertible Notes or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal of a tender or incur any liability for failure to give any such notification.

Interests of Trustees and Executive Officers

Following is a list of the members of our Board of Trustees and executive officers. None of our trustees or executive officers beneficially own any of the Convertible Notes and, therefore, no Convertible Notes will be purchased by us from any such persons in the Offer.

Name	Title
George F. McKenzie	President, Chief Executive Officer and Trustee
William T. Camp	Executive Vice President and Chief Financial Officer
Laura M. Franklin	Executive Vice President Accounting, Administration and Corporate Secretary
Thomas C. Morey	Senior Vice President and General Counsel
Michael S. Paukstitus	Senior Vice President, Real Estate
Thomas L. Regnell	Senior Vice President, Acquisitions
William G. Byrnes	Trustee
Edward S. Civera	Trustee
John M. Derrick, Jr.	Trustee
Terence C. Golden	Trustee
John P. McDaniel	Trustee
Charles T. Nason	Trustee
Thomas Edgie Russell	Trustee
Wendelin A. White	Trustee

Recent Securities Transactions

In the past 60 days, we have not made any purchases of Convertible Notes.

To the best of our knowledge, none of our trustees or executive officers engaged in any transactions involving the Convertible Notes during the 60 days prior to the date hereof.

The Convertible Notes are not listed on any national or regional securities exchange and, to our knowledge the Convertible Notes are traded infrequently in transactions arranged through brokers.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

This section is a general discussion of the material U.S. federal income tax considerations relating to a holder’s disposition of the Convertible Notes by tendering them to us pursuant to the Offer described herein. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on existing U.S. federal income tax authorities, all of which are subject to change or differing interpretations, possibly with retroactive effect. There can be no assurances that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of disposing of the Convertible Notes. This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Internal Revenue Code of 1986, as amended (“Code”), or a U.S. Holder (as defined below) whose “functional currency” is not the U.S. dollar). Also, it is not intended to be wholly applicable to all categories of investors, some of which may be subject to special rules (such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, banks, thrifts, regulated investment companies, real estate investment trusts, insurance companies, tax-exempt entities, tax-deferred or other retirement accounts, investors in pass-through entities and persons holding the Convertible Notes as part of a hedging, integrated or conversion transaction or a straddle). Finally, the summary does not describe the effect of the U.S. federal estate and gift tax laws or the effects of any applicable foreign, state or local laws.

ANY DISCUSSION OF U.S. FEDERAL INCOME TAX ISSUES SET FORTH HEREIN WAS WRITTEN IN CONNECTION WITH THE PROMOTION OF THE OFFER DESCRIBED HEREIN. SUCH DISCUSSION IS NOT INTENDED OR WRITTEN TO BE LEGAL OR TAX ADVICE TO ANY PERSON AND IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED, BY ANY PERSON FOR THE PURPOSE OF AVOIDING U.S. FEDERAL TAX PENALTIES THAT MAY BE IMPOSED ON SUCH PERSON.

INVESTORS CONSIDERING TENDERING CONVERTIBLE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF U.S. FEDERAL ESTATE OR GIFT TAX LAWS, FOREIGN, STATE AND LOCAL LAWS, AND TAX TREATIES.

U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of Convertible Notes that for U.S. federal income tax purposes is (1) an individual who is a citizen or resident of the United States, (2) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state of the United States, or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (4) a trust if it is (A) subject to the primary supervision of a U.S. court and the control of one of more U.S. persons or (B) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. The term “U.S. Holder” also includes certain former citizens and residents of the United States. A “Non-U.S. Holder” is a beneficial owner of Convertible Notes (other than an entity classified as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder. If an entity classified as a partnership for U.S. federal income tax purposes is a beneficial owner of Convertible Notes, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. For purposes of determining whether we have an obligation to withhold taxes from payments made with respect to the Convertible Notes, a partnership that is created or organized under the laws of the United States or one of its states is treated as a U.S. Holder. A holder of Convertible Notes that is a partnership, and partners in such partnership, should consult their own tax advisors about the U.S. federal income tax consequences of disposing of the Convertible Notes.

Amount Treated as Capital Gain or Loss

A U.S. Holder that exchanges the Convertible Notes for cash pursuant to the Offer will generally recognize capital gain or loss. The U.S. Holder’s capital gain or loss will equal the difference between (X) the proceeds received by the U.S. Holder (other than amounts attributable to (i) accrued but unpaid interest (which will be taxable as interest income to the extent not previously included in income by the U.S. Holder) and (ii) Accrued Market Discount (within the meaning of section 1276 of the Code), if any, which will be taxed as ordinary income and is treated as interest income for all federal income tax purposes relevant to a U.S. Holder (see, Market Discount, below)) and (Y) the U.S. Holder’s adjusted tax basis in the Convertible Notes. A U.S. Holder’s adjusted tax basis in the Convertible Notes will generally equal the amount the U.S. Holder paid for the Convertible Notes, adjusted (i) by adding any Market Discount previously recognized with respect to the Convertible Notes, (ii) by subtracting any payments (other than of qualified stated interest) received on the Convertible Notes and any amortized bond premium deducted by the U.S. Holder with respect to the Convertible Notes, and, (iii) for the effect of the constructive distributions which resulted from changes to the conversion rate as a result of our having paid quarterly dividends in excess of $0.4125 per share common share. The gain or loss recognized by the U.S. Holder on the disposition of the Convertible Notes will be long-term capital gain or loss if the holder held the Convertible Notes for more than one year, or short-term capital gain or loss if the holder held the Convertible Notes for one year or less. Long-term capital gains of non-corporate taxpayers currently are taxed at a maximum 15 percent federal rate (effective for tax years beginning before January 1, 2011). Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to limitations. U.S. Holders should consult their own tax advisors as to the effect on their tax basis and holding periods of the constructive distributions which resulted from changes to the conversion rate.

Market Discount

A U.S. Holder that acquired its Convertible Notes at the Convertible Note’s original issue will not have Market Discount. If a holder acquired Convertible Notes after their original issue and the stated principal amount of the Convertible Notes exceeded the purchase price paid by the holder by more than a “de minimis amount,” the holder has Market Discount equal to such excess amount. For this purpose, a “de minimis amount” is 0.25% of a Convertible Note’s stated redemption price at maturity multiplied by the number of complete years from the date the holder purchased the Convertible Note to the Convertible Note’s maturity. Absent an election (made on the tax return for the year in which the Convertible Note was acquired unless such an election was made in a previous year and has not been revoked) to recognize Market Discount as income as it accrues, a holder with Market Discount must recognize the Accrued Market Discount as ordinary income to the extent he receives principal payments or disposition proceeds with respect to the Convertible Note during a taxable year. Generally the Accrued Market Discount equals the product of (x) the Market Discount multiplied by (y) the quotient of (A) the number of days the holder has held the Convertible Note divided by (B) the number of days from the holder’s acquisition of the Convertible Note until the Convertible Note’s maturity date; however, the holder may make an election (on the tax return for the year in which the holder acquired the Convertible Note if an election was made or in place to recognize market discount as income as it accrues or otherwise the earliest year in which he either receives principal or disposition amounts or has direct interest expense with respect to the Convertible Notes in excess of interest income from the Convertible Notes) to compute the Accrued Market Discount on the basis of a constant compounding interest rate. As indicated above, a holder may elect to recognize the Market Discount as taxable income as it accrues, in which case the holder’s tax basis for the Convertible Note is increased by the amount of Market Discount recognized. In the case of a U.S. Holder, Accrued Market Discount will be treated as interest income for all relevant federal income tax purposes. U.S. Holders with Market Discount should consult their own tax advisors as to whether the Convertible Note’s maturity date for purposes of determining such U.S. Holder’s Accrued Market Discount is September 15, 2026 (the date on which we must redeem any outstanding Convertible Notes) or September 15, 2011 (the first date on which a holder may require us to purchase the holder’s Convertible Notes for 100% of the principal amount plus any accrued and unpaid interest).

Amortizable Bond Premium

A taxpayer may elect to deduct amortizable bond premium as the premium amortizes. The election applies to all taxable debt instruments then owned or thereafter acquired by the taxpayer. U.S. Holders who have made an election to currently deduct amortizable bond premium should consult their own tax advisors as to the appropriate basis adjustments, if any, to their Convertible Notes.

Backup Withholding, FIRPTA Withholding and Information Reporting

U.S. HOLDERS WHO ARE NOT OTHERWISE SUBJECT TO BACKUP WITHHOLDING OR FIRPTA WITHHOLDING WILL BE SUBJECT TO SUCH WITHHOLDING IF THEY FAIL TO PROVIDE US WITH THE CERTIFICATIONS DESCRIBED BELOW AND INCLUDED IN THE LETTER OF TRANSMITTAL.

When required, we will report to the IRS and holders of the Convertible Notes amounts paid on or with respect to the Convertible Notes and the amount of any tax withheld from such payments. The amounts paid generally will be subject to information reporting. U.S. Holders may be subject to backup withholding unless they provide us or our paying agent with a correct taxpayer identification number and comply with applicable certification requirements. The backup withholding tax rate is currently 28 percent. To assure that backup withholding is not applied to any portion of its proceeds from the Offer, a U.S. Holder should complete the Substitute Form W-9 included in the Letter of Transmittal and submit it with the Letter of Transmittal and any other documents required by the Letter of Transmittal.

The Foreign Investment in Real Property Tax Act, which is referred to as FIRPTA, imposes a tax on foreign persons who dispose of a United States Real Property Interest (as defined by FIRPTA). To help assure the collection of the tax, FIRPTA requires that, in the absence of an applicable exception, a person acquiring a United States Real Property Interest must withhold 10% of the consideration and remit it to the U.S Treasury as, in effect, an estimated tax payment by the transferor. One exception to the withholding requirement is where the transferor has certified under the penalties of perjury that it is not a foreign person. In the absence of an applicable exception, convertible debt of a Real Estate Investment Trust is generally a United States Real Property Interest and for reasons discussed under “Gain on the Tendered Notes and FIRPTA Withholding” in the Non-U.S. Holder section below, it may be difficult or impossible to establish that the Convertible Notes are not United States Real Property Interests. Accordingly, in order to avoid FIRPTA withholding of 10% of its proceeds from its tendered Convertible Notes, a tendering U.S. Holder should complete the Certification of Non-Foreign Status included in the Letter of Transmittal.

Non-U.S. Holders

The following discussion is limited to the U.S. federal income tax consequences relevant to a Non-U.S. Holder (as defined above).

Tender Proceeds Attributable to Accrued Interest

The portion of the consideration paid to a tendering Non-U.S. Holder equal to the accrued but unpaid interest on the tendered Convertible Notes will be subject to tax in the same manner and at the same rates as the payments of interest that the Non-U.S Holder has been receiving with respect to the Convertible Notes. That is, unless one of the following exceptions applies, it is subject to a 30% withholding tax. The exceptions and their tax consequences are:

a.

The Non-U.S. Holder has provided us with a properly executed IRS Form W-8ECI or a suitable substitute form certifying, under penalties perjury, that the holder is a non-U.S. person and the interest income is effectively connected with the holder’s conduct of a U.S. trade or business and is includible in the holder’s gross income. In such case it will be taxed at regular U.S. income tax rates and if such Non-U.S. Holder is engaged in a U.S. trade or business and is a foreign corporation, it may be subject to a branch profits tax equal to 30 percent (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

b.	The interest income is not effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business, the interest income is “portfolio interest” and the Non-U.S. Holder has provided us with a properly executed IRS Form W-8BEN or a suitable substitute form certifying, under penalties perjury, that the holder is a non-U.S. person. In such case the interest income will not be subject to U.S. federal income or withholding tax. The interest income will be “portfolio interest” provided that the Non-U.S. Holder (i) does not own directly or indirectly ten percent (10%) or more of our voting stock, (ii) is not a “controlled foreign corporation” related to us through share ownership and (iii) is not a bank that received the interest on an extension of credit pursuant to a loan agreement entered into in the ordinary course of its trade or business. For purposes of the ownership test described in (i) of the immediately preceding sentence, the Non-U.S. Holder is treated as owning the shares into which its Convertible Notes could be converted.

c.	The interest income is not “portfolio interest,” the interest income is not effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business and the Non-U.S. Holder has provided us with a properly executed IRS Form W-8BEN or a suitable substitute form certifying, under penalties perjury, that the holder is a non-U.S. person and is entitled to a reduced or zero withholding tax rate under the terms of an applicable income tax treaty between the United States and the Non-U.S. Holder’s country of residence. In such case, the withholding tax will be applied at the rate specified by the treaty.

Non-U.S. Holders should complete an appropriate Form W-8 and submit it with the Letter of Transmittal and any other documents required by the Letter of Transmittal

Gain on the Tendered Notes and FIRPTA Withholding.

A Non-U.S. Holder’s gain or loss will equal the difference between the proceeds received by the holder (other than amounts attributable to accrued but unpaid interest) and the Non-U.S. Holder’s adjusted tax basis in the Convertible Notes. The U.S. Holder’s adjusted tax basis in the Convertible Notes will generally equal the amount the Non-U.S. Holder paid for the Convertible Notes, adjusted (i) by subtracting any payments (other than of qualified stated interest) received on the Convertible Notes and (ii) for the effect of the constructive distributions which resulted from changes to the conversion rate as a result of our having paid quarterly dividends in excess of $0.4125 per share common share.

Unless the Convertible Notes constitute a U.S. Real property interest within the meaning of FIRPTA, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on gain realized on the exchange of its Convertible Notes for cash pursuant to the Offer unless:

a.	the holder is an individual who was present in the United Sates for 183 days or more during the taxable year of the disposition and certain other conditions are met in which case the gain will be subject to a 30% withholding tax and any loss on the Convertible Notes would reduce his 30% withholding tax on U.S. capital gains from other sources; or

b.	the gain is effectively connected with the conduct of a U.S. trade or business by the Non-U.S. Holder in which case the amount of any Accrued Market Discount (determined in the same manner as for a U.S. Holder see, Market Discount above) will be taxed at the regular U.S. federal income tax rates applicable to ordinary income and the balance of the gain will be taxed as capital gain. Further, and if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30 percent (or such lower rate provided by an applicable treaty) of the gain.

If the Convertible Notes constitute a U.S. Real property interest for purposes of FIRPTA, the Non-U.S. Holder’s gain will be taxed as effectively connected income. For additional information regarding the U.S. taxation of such gain, see the discussion above at — U.S. Holders, Amount Treated as Capital Gain or Loss.”

Further, if the Convertible Notes constitute a U.S. Real property interest (or fail to do so based on an exclusion that does not provide an exception from FIRPTA withholding), we will be required to withhold and remit to the U.S. Treasury for the account of the Non-U.S. Holder 10% of the consideration paid to Non-U.S. Holder for the tendered Convertible Notes.

The Convertible Notes will not constitute a U.S. Real property interest for purposes of FIRPTA if we are a domestically-controlled REIT or, generally, if at the time the Non-U.S. Holder acquired its Convertible Notes the value of the holder’s Convertible Notes was less than 5% of the then value of all of our outstanding common shares. We will be a domestically-controlled REIT if at all times during the five year period ending on the date the Non-U.S. Holder transfers the Convertible Notes to us less than 50 percent in value of our shares is held directly or indirectly by non-U.S. persons. We believe that we are currently a domestically-controlled REIT; however, because our common shares are widely held (usually in “street names”) and publicly traded it is very difficult for us to establish that we are a domestically-controlled REIT with the degree of certainty necessary to enable us to forgo withholding 10% of the proceeds payable to a Tendering Non-U.S. Holder. Accordingly, we will withhold 10% of the proceeds otherwise payable to a tendering Non-U.S. Holder unless such Non-U.S. Holder can provide us with documentation and certifications establishing to our satisfaction that, under the 5% rule described above, withholding is not required as to it. For further information, interested Non-U.S. Holders should contact the Information Agent.

Backup Withholding and Information Reporting

We must report annually to the IRS and to each Non-U.S. Holder the amount of interest paid to that holder and the amount of any tax withheld from those payments. These reporting requirements apply regardless of whether withholding was reduced or eliminated by any applicable tax treaty. Copies of the information returns reporting those payments of interest and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement.

The amounts paid to a tendering Non-U.S. Holder (other than amounts attributable to Accrued Interest) generally will not be subject to backup withholding or information reporting if the gain therefrom is not subject to U.S. taxation or withholding under FIRPTA.

Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a credit against such holder’s U.S. federal income tax liability, if any, and any excess will be refundable to the Non-U.S. Holder, provided that the requisite procedures are followed and the proper information is filed with the IRS on a timely basis. Non-U.S. Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption, if applicable, and the filing of a U.S. tax return for purposes of claiming a credit or refund of such backup withholding.

As noted above, if gain from the tendered Convertible Notes is subject to U.S. withholding under FIRPTA, we will be required to withhold tax from the amounts paid and file information reports with respect thereto.

DEALER MANAGERS; DEPOSITARY; INFORMATION AGENT

We have retained Citigroup Global Markets Inc. and Wells Fargo Securities, LLC to act as Dealer Managers in connection with the Offer. The Dealer Managers may contact you regarding the Offer and may request brokers, dealers and other nominees to forward this Offer to Purchase and related materials to beneficial owners of Convertible Notes.

We have agreed to pay the Dealer Managers a customary fee for their services and to reimburse the Dealer Managers for their reasonable out–of–pocket expenses in connection therewith. We have also agreed to indemnify the Dealer Managers and their affiliates against certain liabilities in connection with services, including liabilities under the federal securities laws. At any given time, the Dealer Managers and their affiliates may trade the Convertible Notes or other of our securities for their own accounts or for the accounts of their respective customers and, accordingly, may hold long or short positions in the Convertible Notes.

The Dealer Managers and their affiliates have provided, are currently providing and in the future may continue to provide investment banking, commercial banking and other financial services, including the provision of credit facilities, to us in the ordinary course of business for which they have received and will receive customary compensation. The Dealer Managers are also the lead underwriters in connection with the Debt Financing. In addition, Citigroup Global Markets Inc., together with affiliates, owns approximately 2.6% of the outstanding 2011 Notes and approximately 24.1% of the outstanding 3 7/8% Convertible Senior Notes (some of which are owned in a fiduciary capacity for others). Wells Fargo Bank, N.A. (an affiliate of Wells Fargo Securities, LLC) is a lender for one of our lines of credit. In the ordinary course of business, each of the Dealer Managers and their affiliates may participate in loans and actively trade the debt and equity securities of WRIT, including the 2011 Notes and the 3 7/8% Convertible Notes, for their own account or for the accounts of customers and, accordingly, the Dealer Managers and their affiliates may at any time hold long or short positions in such securities. As a result, the Dealer Managers at any time may own certain of our securities, including the 2011 Notes and the 3 7/8% Convertible Notes. In addition, the Dealer Managers may tender Convertible Notes into the Offer for their own account.

Global Bondholder Services Corporation has been appointed Depositary for the Offer. All deliveries and correspondence sent to the Depositary should be directed to the address set forth on the back cover of this Offer to Purchase. We have agreed to pay the Depositary reasonable and customary fees for its services and to reimburse the Depositary for its reasonable out–of–pocket expenses in connection therewith. We have also agreed to indemnify the Depositary for certain liabilities, including liabilities under the federal securities laws.

Global Bondholder Services Corporation also has been appointed Information Agent for the Offer. Requests for additional copies of documentation may be directed to the Information Agent at the address set forth on the back cover of this Offer to Purchase. We have agreed to pay the Information Agent reasonable and customary fees for its services and to reimburse the Information Agent for its reasonable out–of–pocket expenses in connection therewith. We have also agreed to indemnify the Information Agent for certain liabilities, including liabilities under the federal securities laws.

Neither the Dealer Managers nor the Depositary and Information Agent assumes any responsibility for the accuracy or completeness of the information concerning us or our affiliates or the Convertible Notes contained or referred to in this Offer to Purchase and related documents.

In connection with the Offer, our and our affiliates’ officers and other representatives may solicit tenders by use of the mails, personally or by telephone, facsimile, electronic communication or other similar methods. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out–of–pocket expenses incurred by them in forwarding copies of this Offer to Purchase and related documents to the beneficial owners of the Convertible Notes and in handling or forwarding tenders of Convertible Notes by their customers.

In order to tender Convertible Notes in the Offer, a Holder should send or deliver a properly completed and signed Letter of Transmittal and any other required documents to the Depositary at the address set forth below or tender pursuant to DTC’s Automated Tender Offer Program.

The Depositary for the Offer is:

Global Bondholder Services Corporation

By Regular, Registered or Certified Mail; Hand or Overnight Delivery: Global Bondholder Services Corporation 65 Broadway, Suite 404 New York, New York 10006 Attention: Corporate Actions

By Facsimile Transmission:

(for Eligible Institutions only)

Global Bondholder Services Corporation

(212) 430-3775

Attention: Corporation Actions

To confirm receipt of facsimile by telephone:

(212) 430-3774

Any questions regarding procedures for tendering Convertible Notes or requests for additional copies of this Offer to Purchase or the Letter of Transmittal should be directed to the Information Agent at the address and telephone numbers set forth below:

The Information Agent for the Offer is:

Global Bondholder Services Corporation

65 Broadway - Suite 404

New York, New York 10006

Attention: Corporation Actions

Banks and Brokers call: 212-430-3774

or

Call Toll Free: 866-540-1500

Any questions regarding the terms of the Offer should be directed to the Dealer Managers at the address and telephone number set forth below:

The Dealer Managers for the Offer are:

Citi	Wells Fargo Securities
Citigroup Global Markets Inc.	Wells Fargo Securities, LLC
Liability Management Group	375 Park Avenue
390 Greenwich Street, 1st Floor	New York, New York 10152
New York, New York 10013	Attention: Equity Syndicate Department
Toll Free: 800-558-3745	Toll Free: 800-367-8652
Collect: 212-723-6106